These securities have not been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

CONVERTIBLE NOTE

US $120,000

For Value Received, Sound Revolution Inc. a Delaware company (the “Company”), under the terms of this Convertible Note (the “Note”) hereby unconditionally promises to pay to the order of Bacchus Entertainment Ltd, of Suite 1820, 925 W. Georgia Street, Vancouver, BC, V6C 3L2 (the “Investor”), by wire transfer to such account as Investor shall provide notice of to Company or by check, in lawful money of the United States of America and in immediately available funds, the principal amount borrowed and outstanding hereunder (the "Commitment") and such interest as will have accrued and been outstanding, both payable in the manner set forth below. The Company may repay any amounts borrowed hereunder without penalty or premium from the date of the execution of the Agreement to a period of seven (7) months after the execution of this Note (the "Drawdown Period").

1.   Repayment. Interest shall not accrue during the Drawdown Period.  The outstanding principal shall be payable immediately and in full seven (7) months after the execution of this Note (the "Maturity Date").  Interest, calculated at 20% per annum, shall accrue monthly only if the Commitment is not repaid by the Maturity Date.  At any time, at the Investor's option, the Investor may choose to have all or any part of the outstanding principal and accrued interest repaid in shares of common stock of the Company at a conversion rate of US $0.10 per share.

In the event that Investor chooses to convert outstanding principal and accrued interest into common stock of the Company, the Investor shall give written notice to the Company of such anticipated conversion no less than five (5) business days prior to the date of conversion.

2.   Interest. Simple interest shall accrue monthly on the outstanding principal amount hereof from the Maturity Date until payment in full is received by Investor, which interest shall be equal to 20% per annum.

3.   Default. Company's failure to pay timely any of the principal amounts due under this Note or any accrued interest or other amounts due under this Note pursuant to the terms hereof shall constitute a default of the Company’s obligations under this Note.

4.   Waiver. Except as provided for herein, Company waives presentment, notice of dishonor, protest or notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon and diligence in taking any action to collect any sums owing under this Note or in any proceeding against any of the rights or interests in or to the properties or assets securing payment of this Note.

5.   Successors. The provisions of this Note shall inure to the benefit of and be binding on any successor or Investor. This Note cannot be assigned by any party hereto.

6.   Legal Interest Rate. Notwithstanding anything herein to the contrary, in no event shall Company be obligated to pay interest in excess of the legal limit. In the event such interest is determined to have been paid, such excess shall be deemed to have been paid on the principal balance outstanding on this Note.

7.  Representations. The Investor acknowledges, represents and warrants as of the date of this Note that:

7.1  The Investor is (check at least one):

☐	a director, officer, controlling shareholder or founder of the Company;
☐	a close personal friend or close business associate of a director, executive officer, controlling shareholder or founder of the Company;
☐	a spouse, parent, grandparent, brother, sister or child of a director, executive officer, founder or controlling shareholder of the Company;
☐	a parent, grandparent, brother, sister, or child of a spouse of a director, executive officer, founder or controlling shareholder of the Company;
☐
Is an individual who qualifies as an accredited investor because he or she has either:
• net assets of at least $5,000,000;
• annual income of more than $200,000 (or $300,000 with spouse) in each of the last 2 years and expects to make more than $200,000 (or $300,000 with spouse) this year; or
• alone, or with a spouse, net financial assets worth more than $1,000,000;

☐	a person or entity that qualifies as an "accredited investor" as that term is defined in National Instrument 45-106;

7.2  The securities purchased hereby are not qualified for resale in the US.  The Investor agrees to resell such securities only in accordance with the provisions of Regulation S of the US Securities Act of 1933, as amended (the “US Securities Act”) pursuant to registration under the US Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the US Securities Act.

7.3  The Investor certifies that:

(a)	the Purchaser is not a US person and is not acquiring the securities for the account or benefit of any US person; or

(b)	the Purchaser is a US person who purchased securities in a transaction that did not require registration under the US Securities Act.

8.  Decrease in Principal.  If the Company incurs in excess of US $10,000 for legal services relating to a merger between the Company and On4 Communications, Inc. an Arizona corporation, the principal outstanding under the Note shall be decreased to $100,000.

Sound Revolution Inc.

Per: /s/ Penny Green                                                                                                            Date: April 30, 2009
Name:  Penny Green

Title: President and Chief Executive Officer

Bacchus Entertainment Ltd.

Per: /s/ Penny Green                                                                                                            Date: April 30, 2009
Name: Penny Green

Title: President and Chief Executive Officer